Exhibit (c)(iii)

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

AGREEMENT OF AGENCY

Agreement made this              day of             , 20         by and between              (“Principal”) and              (“Agent”).

1.	The undersigned is presently an Agent in accordance with an Agreement of Agency (“Guardian Life Agency Agreement”) with the Principal named above, endorsed by The Guardian Life Insurance Company of America (“Guardian Life”) and bearing an effective date of .

2.	The Principal hereby appoints the Agent with the endorsement of The Guardian Insurance & Annuity Company, Inc. (“GIAC”), a Delaware Corporation and a wholly-owned subsidiary of Guardian Life, for the limited purpose of soliciting applications for the products specified in Appendix A of this Agreement.

3.	The Agent shall at all times be associated with Park Avenue Securities LLC (“PAS”), a Broker-Dealer registered with the Securities and Exchange Commission (“SEC”) and a member of the Financial Industry Regulatory Authority (“FINRA”) as a FINRA Registered Representative or FINRA Registered Principal and, if the particular jurisdiction requires, shall be licensed or registered as a securities agent of PAS. The Agent must at all times be validly licensed, registered or appointed by GIAC as a variable contracts agent in accordance with the requirements of the jurisdiction where solicitations for contracts occur. The Agent may solicit for and sell contracts in any jurisdiction where such contracts are filed and approved for sale by the governmental authorities having jurisdiction, provided the Agent is validly licensed, registered or otherwise qualified as required for the solicitation and sale of the contracts in such jurisdictions.

4.	To the extent applicable, the Agent shall comply strictly with: (a) the laws, rules and regulations of all jurisdictions (state and local) in which the Agent solicits applications for and sells contracts; (b) federal laws and the rules, regulations of the SEC; (c) the rules of FINRA; (d) the rules and procedures of PAS, and (e) the rules and procedures of GIAC. The Agent understands that failure to comply with such laws, rules, regulations and procedures may result in disciplinary action against the Agent by the SEC, a state or other local regulatory agency that has jurisdiction, FINRA, PAS and GIAC. Before any solicitations or sales of contracts are made, the Agent shall become familiar with and abide by the laws, rules, regulations and procedures of all of the above mentioned agencies or parties as are currently in effect and as they may be changed from time to time.

5.	The Agent shall have all applications for contracts accurately completed or reviewed and signed by the applicant and shall submit the applications to GIAC through PAS together with all payments received from applicants without any reductions. The Agent shall cause all checks or orders for contracts to be made payable to GIAC. GIAC shall reject any application that is submitted by or on behalf of an Agent not appropriately licensed as required by paragraph 3 of this Agreement.

6.	The Agent shall not make any statements concerning the products except those that are contained in the current prospectuses for them and the prospectuses for their underlying variable investment options and shall not solicit for applications or make sales through the use of mailings, advertisements or sales literature or any other method of contact unless the material or a complete description of the method has been filed with FINRA and received written Approval of PAS from a Registered Principal whose office is located in a PAS Office of Supervisory Jurisdiction as that term is defined by FINRA rules.

7.	In connection with the Agent’s appointment for the purpose set forth in paragraph 2 above, the entire Guardian Life Agency Agreement referred to above and attached hereto as the Exhibit, including compensation adjustment and service fee provisions, is incorporated herein by reference. All references to “Company” within the Guardian Life Agency Agreement shall apply with full force and effect to GIAC. Additionally, the Registered Representative’s Agreement between the Agent and PAS and the Agent’s Agreement between the Agent and GIAC are incorporated herein by reference and attached hereto as Exhibits.

8.	It shall be understood that this Agreement is automatically terminated if the Guardian Life Agency Agreement, PAS Registered Representative Agreement or GIAC Agent’s Agreement is terminated.

IT SHALL BE EXPRESSLY UNDERSTOOD BY THE AGENT THAT THIS AGREEMENT SHALL NOT BE EFFECTIVE UNLESS THE AGENT IS VALIDLY LICENSED IN ACCORDANCE WITH THE REQUIREMENTS OF THE JURISDICTIONS WHERE SOLICITATIONS FOR CONTRACTS OCCUR.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

WITNESS	PRINCIPAL

WITNESS	AGENT

APPENDIX A

List of Products

1.	Flexible Premium Adjustable Variable Life Insurance Policies marketed under the name Flexible Solutions Variable Universal Life Gold (“VUL”).

2.	Flexible Premium Universal Life Insurance Policies marketed under the name Universal Life Protector (“UL”)

3.	Corporate Owned Life Insurance (COLI) Variable Universal Life Policies marketed under the name Executive Benefits Variable Universal Life (“COLI VUL”).

APPENDIX B

VUL COMPENSATION

(Percentages of Premium)

Policy Years	Target Premiums	Excess Premiums
1	50%	2.85%
2 through 10	4%	3.00%

In addition, .0125% of unloaned account values shall be payable monthly policy years 11 through 20 and .0083% shall be payable monthly policy years 21+ as long as the producer contract shall remain active.

The first policy year commission rate of 50% shall be reduced where policies are issued at ages over 70 with actual rates payable determined by deducting from the figure 120 ages of applicable insureds as of policy issue dates.

APPENDIX C

UNIVERSAL LIFE COMPENSATION

Policy Yrs.	%s of Target Premiums	%s of Excess Premiums
1	55.0%	2.0%
2 to 10	2.0%	2.0%

APPENDIX D

COLI VULCOMPENSATION

Policy Years	Target Premiums	Excess Premiums
1	22%	1.00%
2 to 6	3%	1.50%

In addition to the premium based compensation above, .0125% of unloaned account values shall be payable monthly in policy years 7 and later as long as this contract shall remain active

A percentage of all first policy year compensation will be charged back in the event that the COLI VUL policy is surrendered within the first three years. The percentage will be based on the chart immediately below.

Policy Year in which COLI VUL Policy is Surrendered	Percentage of First Policy Year Compensation Charged back
1	100%
2	75%
3	50%
4 or later	0%

APPENDIX E

ALLOCATION OF PREMIUMS AND THEIR EFFECT

ON VUL, UL and COLI VUL COMPENSATION

A. General - UL, VUL, and COLI VUL

In a first policy year, premiums will first be applied to policy target premium. These will be compensated at first year rates. Any premiums received in the first year of a policy exceeding policy target premium will be considered excess premium to be compensated at excess rates.

In policy years 2 through 10 (2 through 6 for COLI VUL), any premium received up to the policy target premium will be applied as policy target premium and receive compensation at target premium renewal rates. Any premium exceeding the policy target premium in policy years two through ten (2 through 6 for COLI VUL) will be considered excess premium to be compensated at excess rates.

B. Increases In Coverage

UL and VUL - Coverage increases will be reflected in self-contained segments of policies that have their own policy effective dates, policy year durations and target premiums. Premiums for policies with increases in coverage will be applied to each coverage and associated target premiums in the order the coverages were issued (earliest first). When the sum of the premiums during a given policy year exceeds the sum of all applicable target premiums, any additional amount will be allocated prorata based on target premiums for each coverage. The amount thus allocated will be processed as outlined in the above general description (i.e. it will be processed with reference to policy years of the coverages and amounts of applicable target premiums paid).

COLI VUL - COLI VUL increases are all Supplemental Face Amount. Supplemental Face Amount coverages do not have Target Premiums. Therefore, premiums for policies with increases in coverage will be allocated to the Target Premium for the Basic Face Amount.

C. Decreases In Coverage - UL, VUL and COLI VUL

A coverage decrease will be applied to a last previous coverage increase, if any, or to the initial coverage should no coverage increase have taken place. Such decrease will not reduce target premium.

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